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                                                                    EXHIBIT 4.3




                               QUINTUS CORPORATION

                              AMENDED AND RESTATED

                           INVESTORS RIGHTS AGREEMENT

                             _____________ ___, 1999


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                                TABLE OF CONTENTS




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                                                                                           Page
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
1.  Registration Rights......................................................................2
        1.1  Definitions.....................................................................2
        1.2  Request for Registration........................................................3
        1.3  Company Registration............................................................4
        1.4  Obligations of the Company......................................................5
        1.5  Furnish Information.............................................................6
        1.6  Expenses of Demand Registration.................................................6
        1.7  Expenses of Company Registration................................................6
        1.8  Underwriting Requirements.......................................................7
        1.9  Delay of Registration...........................................................7
        1.10  Indemnification................................................................7
        1.11  Reports Under Securities Exchange Act of 1934..................................9
        1.12  Form S-3 Registration.........................................................10
        1.13  Assignment of Registration Rights.............................................11
        1.14  Limitations on Subsequent Registration Rights.................................11
        1.15  "Market Stand-Off" Agreement..................................................11
        1.16  Termination of Registration Rights............................................11

2.  Covenants of the Company................................................................12
        2.1  Delivery of Financial Statements...............................................12
        2.2  Investor's Right of First Refusal..............................................13
        2.3  Observer Rights................................................................14
        2.4  Termination of Certain Covenants...............................................15
        2.5  SBIC Inspection Rights.........................................................15

3.  Miscellaneous...........................................................................15
        3.1  Successors and Assigns.........................................................15
        3.2  Governing Law..................................................................15
        3.3  Counterparts...................................................................15
        3.4  Titles and Subtitles...........................................................16
        3.5  Notices........................................................................16
        3.6  Expenses.......................................................................16
        3.7  Amendments and Waivers.........................................................16
        3.8  Severability...................................................................16
        3.9  Aggregation of Stock...........................................................16
        3.10  Entire Agreement; Amendment; Waiver...........................................16
        3.11  Election of Director..........................................................16

        Schedule A     Schedule of Investors



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                              AMENDED AND RESTATED

                           INVESTORS RIGHTS AGREEMENT



         THIS AMENDED AND RESTATED INVESTORS RIGHTS AGREEMENT (the "Agreement") is made as of the ____th day of ____________, 1999, by and among Quintus Corporation, a Delaware corporation (the "Company"), and certain stockholders of the Company (the "Investors") listed on Schedule A hereto.

                                    RECITALS

         WHEREAS, certain of the Investors (the "Existing Investors") hold shares of the Company's Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock and/or shares of Common Stock issued upon conversion thereof and possess registration rights, information rights, rights of first refusal, and other rights pursuant to an Amended and Restated Investors' Rights Agreement dated as of August 26, 1999 among the Company and such Existing Investors (the "Prior Agreement");

         WHEREAS, the Existing Investors are holders of a majority of the "Registrable Securities" of the Company (as defined in the Prior Agreement), and desire to terminate the Prior Agreement and to accept the rights created pursuant hereto in lieu of the rights granted to them under the Prior Agreement;

         WHEREAS, the Company entered into an Agreement and Plan of Merger ("Merger Agreement") with Nabnasset Corporation ("Nabnasset") on August 15, 1997, as amended October 8, 1997, pursuant to which all outstanding shares of Nabnasset Series A Preferred Stock, all of which shares were owned by Hancock Venture Partners IV Direct Fund L.P. ("HVP"), Pioneer Ventures Limited Partnership ("Pioneer"), and Pioneer Ventures Limited Partnership II (collectively, "New Investors"), were automatically converted into shares of the Company's Series D Preferred Stock;

         WHEREAS, the Company entered into a Series D Preferred Stock Purchase Agreement (the "Series D Purchase Agreement") on November 10, 1997 whereby certain investors (the "Series D Investors") purchased shares of the Company's Series D Preferred Stock;

         WHEREAS, the Company entered into a Series E Preferred Stock Purchase Agreement (the "Series E Purchase Agreement") on May 21, 1998 whereby certain of the Existing Investors purchased shares of the Company's Series E Preferred Stock; and

         WHEREAS, the Company entered into a Series F Preferred Stock Purchase Agreement (the "Series F Purchase Agreement") on August 26, 1999 whereby MeriTech Capital Partners ("MeriTech") purchased shares of the Company's Series F Preferred Stock; and


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         WHEREAS, the Company entered into an Agreement and Plan of
Reorganization ("Merger Agreement") with Acuity Corp. ("Acuity") on September ___, 1999 pursuant to which, among other things, (i) Ribeye Acquisition Corp., a wholly owned subsidiary of the Company, will merge with and into Acuity, with Acuity continuing as the surviving corporation (the "Merger"), and (ii) all outstanding shares of Acuity Series A Preferred Stock, Series B-1 Preferred Stock, Series B-2 Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock will automatically convert into shares of Series G-1 Preferred Stock, Series G-2 Preferred Stock, Series G-3 Preferred Stock, Series G-4 Preferred Stock, Series G-5 Preferred Stock and Series G-6 Preferred Stock, respectively, of the Company;

         NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Existing Investors hereby agree that the Prior Agreement shall be superseded and replaced in its entirety by this Agreement, and the parties hereto further agree as follows:

         1. Registration Rights. The Company covenants and agrees as follows:

            1.1 Definitions. For purposes of this Section 1:

                (a) The terms "register", "registered", and "registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act of 1933, as amended (the "Act"), and the declaration or ordering of effectiveness of such registration statement or document;

                (b) The term "Registrable Securities" means (1) (i) the Common Stock issuable upon conversion of the Series A Preferred Stock of the Company (the "Series A Preferred"), (ii) the Common Stock issuable upon conversion of the Series B Preferred Stock of the Company (the "Series B Preferred"), (iii) the Common Stock issuable upon conversion of the Series C Preferred Stock of the Company (the "Series C Preferred"), (iv) the Common Stock issuable upon conversion of the Series D Preferred Stock of the Company (the "Series D Preferred"), (v) the Common Stock issuable upon conversion of the Series E Preferred Stock of the Company (the "Series E Preferred"), (vi) the Common Stock issuable upon conversion of the Series F Preferred Stock of the Company (the "Series F Preferred"), (vii) the Common Stock issuable upon conversion of the Series G-1 Preferred Stock, Series G-2 Preferred Stock, Series G-3 Preferred Stock, Series G-4 Preferred Stock, Series G-5 Preferred Stock and Series G-6 Preferred Stock of the Company (together, "the Series G Preferred"), (viii) the Common Stock of the Company issued and sold pursuant to that certain Series B Preferred Stock Purchase Agreement by and between the Company and certain of the Existing Investors, and (ix) the Common Stock issued upon conversion of the warrants to purchase shares of Common Stock issued and sold pursuant to that certain Note and Warrant Purchase Agreement dated November 10, 1997 by and between the Company and certain of the Investors (collectively with the Common Stock referenced in clause (viii) of this Section 1.1(b), the "Registrable Common Stock") and (2) any Common Stock of the Company issued as (or issuable upon the exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the Series A Preferred, the Series B Preferred,



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the Series C Preferred, the Series D Preferred, the Series E Preferred, the
Series F Preferred, the Series G Preferred or the Registrable Common Stock; provided, however, that such term shall not include any such shares sold by a person in a transaction in which his rights under this Section 1 are not assigned;

                (c) The number of shares of "Registrable Securities then outstanding" shall be determined by the number of shares of Common Stock that are at that time issued, and issuable upon conversion of the Series A Preferred, the Series B Preferred, the Series C Preferred, the Series D Preferred, the Series E Preferred, the Series F Preferred and the Series G Preferred that are Registrable Securities, plus the number of shares of Registrable Common Stock that are Registrable Securities;

                (d) The term "Holder" means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.13 hereof; and

                (e) The term "Form S-3" means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the Securities and Exchange Commission ("SEC") which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

            1.2 Request for Registration.

                (a) If the Company shall receive at any time beginning six (6) months after the effective date of the first registration statement for a public offering of securities of the Company (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or a SEC Rule 145 transaction), a written request from the Holders of at least twenty-five percent (25%) of the Registrable Securities then outstanding that the Company file a registration statement under the Act covering the registration of at least twenty-five percent (25%) of the Registrable Securities then outstanding and yielding aggregate proceeds, net of underwriting discounts and commissions, of at least Ten Million Dollars ($10,000,000), then the Company shall, subject to the limitations of subsection 1.2(b) hereof, within ten (10) days of the receipt of such request, give written notice of such request to all Holders in accordance with Section 3.5 hereof and shall effect as soon as practicable, and in any event shall use its commercially reasonable efforts to effect within one hundred twenty (120) days of the receipt of such request, the registration under the Act of all Registrable Securities which the Holders request to be registered within twenty (20) days of the mailing of such notice by the Company.

                (b) If the Holders initiating the registration request hereunder ("Initiating Holders") intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as part of their request made pursuant to this Section 1.2 and the Company shall include such information in the written notice referred to in subsection 1.2(a). In such event, the right of any Holder to include his Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise



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mutually agreed by a majority in interest of the Initiating Holders and such
Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 1.4(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each Holder.

                (c) Notwithstanding the foregoing, the Company shall not be obligated under this Section 1.2 to effect any such registration:

                    (i) if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.2, a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement. The Company shall have the right to defer taking action with respect to such filing for a period of not more than 120 days after receipt of the request of the Initiating Holders, which right shall not be utilized more than once in any 12 month period;

                    (ii) after the Company has effected two (2) such registrations pursuant to this Section 1.2; or

                    (iii) during the period starting with the date sixty (60) days prior to the Company's estimated date of filing of, and ending on the date one hundred eighty (180) days immediately following, the effective date of any registration statement pertaining to securities of the Company (other than (i) a registration of securities in a Rule 145 transaction; (ii) a registration with respect to an employee benefit plan; or (iii) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities which are also being registered), provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective and that the Company's estimate of the date of filing such registration statement is made in good faith.

            1.3 Company Registration. If the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its capital stock or other securities under the Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock plan, or a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), the Company shall, at such time, promptly give each Holder written notice of such registration in accordance with Section 3.5 hereof. Upon the



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written request of each Holder given within twenty (20) days after mailing of such notice by the Company, the Company shall, subject to the provisions of subsection 1.8 hereof, cause to be registered under the Act all of the Registrable Securities that each such Holder has requested to be registered.

            1.4 Obligations of the Company. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

                (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective, and, upon the reasonable request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to forty-five (45) days; (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement.

                (c) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

                (d) Use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Act.

                (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

                (f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or fails to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.



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                (g) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.

                (h) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

                (i) Furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 1, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

            1.5 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder's Registrable Securities.

            1.6 Expenses of Demand Registration. The Company shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to the registrations pursuant to Section 1.2 for each Holder, including without limitation all registration, filing, and qualification fees, fees and disbursements of Company counsel, printing and accounting fees relating or apportionable thereto, and fees of one (1) special counsel representing all selling stockholders in each such offering, but excluding underwriting discounts and commissions relating to Registrable Securities; provided, however that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section
1.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 1.2; provided, further, that, if at the time of the withdrawal of a registration request as described in the foregoing sentence, the Holders have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of their request, the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 1.2.

            1.7 Expenses of Company Registration. The Company shall bear and pay all expenses incurred in connection with any registrations, filings or qualifications of Registrable



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Securities with respect to the registrations pursuant to Section 1.3 for each
Holder including without limitation all registration, filing, and qualification fees, fees and disbursements of Company counsel, printing and accounting fees relating or apportionable thereto, but excluding underwriting discounts and commissions relating to Registrable Securities.

            1.8 Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company's capital stock, the Company shall not be required under Section 1.3 to include any of the Holders' securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine, in their sole discretion, will not jeopardize the success of the offering by the Company. If: (a) the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds (b) the amount of securities to be sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling stockholders according to the total amount of securities entitled to be included therein owned by each selling stockholder or in such other proportions as shall mutually be agreed to by such selling stockholders) but in no event shall the amount of securities of the selling Holders included in the offering be reduced below twenty percent (20%) of the total amount of securities included in such offering, unless such offering is the initial firm commitment underwritten offering of the Company's securities to the general public, in which case the selling stockholders may be excluded if the underwriters make the determination described above and no other stockholder's securities are included. For purposes of the preceding parenthetical concerning apportionment, for any selling stockholder that is a holder of Registrable Securities and that is a partnership or corporation, the partners, retired partners and stockholders of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single "selling stockholder", and any pro rata reduction with respect to such "selling stockholder" shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such "selling stockholder," as defined in this sentence.

            1.9 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

            1.10 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:

                (a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, each Holder's officers, directors and partners, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the Securities Exchange Act of 1934, as amended (the "1934



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Act"), against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission therein of a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities law, any rule or regulation promulgated under the Act, the 1934 Act or any state securities law; and the Company will pay to each such Holder, officer, director, partner, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person.

                (b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 1.10(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, that, in no event shall any indemnity under this subsection 1.10(b) exceed the net proceeds from the offering received by such Holder.

                (c) Promptly after receipt by an indemnified party under this
Section 1.10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the



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indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.10, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.10.

                (d) The obligations of the Company and Holders under this
Section 1.10 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

            1.11 Reports Under Securities Exchange Act of 1934. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

                (a) use its best efforts to make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after ninety (90) days after the effective date of the first registration statement filed by the Company in a firm commitment underwritten public offering on Form S-1 under the Securities Act of 1933, as amended (the "Initial Public Offering");

                (b) take such action, including the voluntary registration of its Common Stock under Section 12 of the 1934 Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

                (c) file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

                (d) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably



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requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

            1.12 Form S-3 Registration. In case the Company shall receive from any Holder or Holders of the Registrable Securities a written request that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

                  (a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

                  (b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within 15 days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.12: (i) if Form S-3 is not then available for such offering by the Holders; (ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an anticipated aggregate price to the public (net of any underwriters' discounts or commissions) of less than $2,500,000; (iii) if the Company shall furnish to the Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than 120 days after receipt of the request of the Holder or Holders under this Section 1.12; provided, however, that the Company shall not utilize this right more than once in any twelve-month period; (iv) if the Company has, within the twelve (12) month period preceding the date of such request, already effected two (2) registrations on Form S-3 for the Holders pursuant to this Section 1.12; (v) if the Company has consummated, less than twelve (12) months prior to a request pursuant to this Section 1.12, its Initial Public Offering; or (vi) after the Company has effected three (3) such registrations pursuant to this Section 1.12;
(vii) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

                  (c) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. All expenses incurred in connection with a registration requested pursuant to Section 1.12, including (without limitation) all registration, filing, qualification, printing and special accounting fees (other than those regularly incurred by the Company) and the reasonable fees and disbursements of counsel for the selling Holder or Holders and counsel for the Company, shall be borne by the Company.

Registrations effected pursuant to this Section 1.12 shall not be counted as demands for registration or registrations effected pursuant to Section 1.2.

            1.13 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities; provided, however, (i) that the Company is furnished in advance of such transfer with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned, (ii) such transferee or assignee receives all and not less than all of the Registrable Securities held by such Holder (except that Holders who are partnerships need not transfer all their Registrable Securities to assign the registration rights set forth herein provided that such transferee or assignee is a partner or retired partner of such partnership or to affiliates of any Holder), and (iii) that such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act.

            1.14 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the outstanding Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder to include such securities in any registration filed under Section 1.2 hereof or would allow such holder or prospective holder priority as to the inclusion of such securities over a Holder's Registrable Securities in any registration filed under Section 1.3 hereof.

            1.15 "Market Stand-Off" Agreement. Each Investor hereby agrees that during a period not to exceed one hundred eighty (180) days following the effective date of the Company's Initial Public Offering and during periods not to exceed ninety (90) days following the effective date of registration statements of the Company filed under the Act within two (2) years of the effective date of the Company's Initial Public Offering, such periods to be specified by the Company and an underwriter of Common Stock or other securities of the Company (or such lesser period of time as negotiated with the underwriter) it shall not, to the extent requested by the Company and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of the Company held by it at any time during such period except Common Stock included in such registration; provided, however, that all officers and directors of the Company and holders of at least one percent (1%) of the Company's then-outstanding Common Stock (calculated on a fully-diluted basis) enter into similar agreements. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Investor (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

            1.16 Termination of Registration Rights. No Holder shall be entitled to exercise any right provided for in this Section 1 after five (5) years following the consummation of the Company's Initial Public

Offering, or if such Holder can sell, after the Initial Public Offering, all of such Holder's Registrable Securities (and any other Company securities then held by such Holder) within a single three-month period under Rule 144 (without recourse to Rule 144(k)).

         2. Covenants of the Company.

            2.1 Delivery of Financial Statements. The Company shall deliver:

                (a) to each Holder of Registrable Securities, as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and a statement of stockholders' equity as of the end of such year, and a statement of cash flows for such year, such year-end financial reports to be audited and certified by independent public accountants of nationally recognized standing selected by the Company; provided, that the requirement that such financial statements be audited and certified may be waived by action of the Board of Directors of the Company if all members of the Board vote in favor of such waiver.

                (b) to each Holder of at least one million (1,000,000) shares of Registrable Securities (as presently constituted), to each Series D Investor for so long as such investor owns not less than 50% of the shares of Series D Preferred Stock received pursuant to the Merger Agreement and the Series D Purchase Agreement (or an equivalent amount of Common Stock issued upon conversion thereof), to the Series F Investors for so long as the Series F Investors own not less than 50% of the shares of Series F Preferred Stock purchased pursuant to the Series F Purchase Agreement (or an equivalent amount of Common Stock upon conversion thereof), and to each Holder of Series G Preferred for so long as such Holder owns not less than five hundred thousand (500,000) shares of Series G Preferred (or an equivalent amount of Common Stock upon conversion thereof), as soon as practicable, but in any event:

                    (i) within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, an income statement, a statement of cash flows for such fiscal quarter, and a balance sheet as of the end of such fiscal quarter;

                    (ii) within thirty (30) days of the end of each month, an unaudited income statement and statement of cash flows and balance sheet for and as of the end of such month, together with a narrative comparison to budget, in reasonable detail;

                    (iii) as soon as practicable, but in any event within sixty
(60) days prior to the end of each fiscal year, a copy of the Company's annual operating plan, including a financial forecast for the next fiscal year, prepared on a monthly basis, including balance sheets and statements of cash flows for such months and, as soon as prepared, any revised financial forecasts; and

                    (iv) such other information relating to the financial condition, business, prospects or corporate affairs of the Company as such Holder or any assignee of such Holder may from time to time request, provided, however, that the Company shall not be obligated under this subsection (b)(iv) or any other subsection of this Section 2.1 to provide information which it deems in good faith to be a trade secret or similar confidential information or to provide information to a direct competitor of the Company.

            2.2 Investor's Right of First Refusal. The Company hereby grants to the Holders of Registrable Securities (each such holder is referred to for purposes of this Section 2.2 as a "Stockholder") the right of first refusal to purchase a pro rata share of New Securities (as defined in this Section 2.2) that the Company may, from time to time, propose to sell and issue. A Stockholder's pro rata share, for purposes of this right of first refusal, is equal to such Stockholder's percentage interest in the then-outstanding Common Stock of the Company (assuming, for purposes of such percentage interest, complete conversion of all outstanding convertible securities and complete exercise of any and all outstanding options and warrants of the Company). This right of first refusal shall be subject to the following provisions:

                (a) "New Securities" shall mean any shares of capital stock of the Company, including Common Stock and Preferred Stock, whether now authorized or not, and any rights, options or warrants to purchase such shares, and securities of any type whatsoever that are, or may become, convertible into such shares; provided that "New Securities" does not include (i) Common Stock issuable upon conversion of the Company's Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock or Series G Preferred Stock, (ii) securities issued pursuant to a bona fide, firmly underwritten public offering of shares of Common Stock registered under the Act, (iii) securities issued in connection with the leasing or financing of equipment, or with the indebtedness of the Company to banks, insurance companies, or other commercial lending institutions regularly engaged in the business of lending money, if such issuance is approved by the Board of Directors, (iv) securities issued pursuant to the acquisition of another corporation by the Company by (A) merger, (B) purchase of substantially all of the assets or (C) other reorganization whereby the Company owns not less than fifty-one percent (51%) of the voting power of such corporation in each instance where such transaction and such issuance are approved by the Board of Directors, (v) any of the Company's Common Stock (or related options exercisable for such Common Stock) issued to employees, officers and directors of, and consultants to, the Company, pursuant to any arrangement approved by the Board of Directors of the Company, (vi) stock issued upon conversion or exercise of any convertible securities, options or warrants, provided that the rights of first refusal established by this Section 2.2 first applied with respect to the initial sale or grant by the Company of such convertible securities, options or warrants, (vii) stock issued in connection with any stock split, stock dividend or recapitalization by the Company, (viii) shares of capital stock of the Company issued pursuant to the Series A Preferred Stock Purchase Agreements dated May 25, 1995 and July 22, 1995, Common Stock and Series B Preferred Stock Purchase Agreement dated March 7, 1996, the Series C Preferred Stock Purchase Agreements dated September 17, 1996 and December 18, 1996, the Series D Preferred Stock Purchase Agreement dated November 10, 1997, the Series E Preferred Stock Purchase Agreement dated May 21, 1998, and the Series F Preferred Stock Purchase Agreement dated August 26, 1999, (ix) shares of Series D Preferred Stock issued pursuant to the Agreement and Plan of Merger dated August 15, 1997, as amended October 8, 1997, (x) the April 17, 1996 issuance of warrants to purchase 5,000 shares of Common Stock, (xi) the August 16, 1996 issuance of warrants to purchase 192,262 shares of Series B Preferred Stock and the issuance of the shares of Series B Preferred Stock upon exercise of such warrants, (xii) the issuance of warrants to purchase 55,340 shares of Series C Preferred Stock and the issuance of the shares of Series C Preferred Stock upon exercise of such warrants, (xiii) the issuance of warrants to purchase 385,530 shares of Common Stock under the Note and Warrant Purchase Agreement dated as November 10, 1997 and the issuance of the shares of Common Stock upon exercise of such warrants and (xiv) the issuance of warrants to purchase 300,000 shares of Common Stock and the issuance of the shares of Common Stock upon exercise of such warrants.

                (b) In the event the Company proposes to undertake an issuance of New Securities, it shall give each Stockholder written notice of its intention, describing the type of New Securities, and the price and terms upon which the Company proposes to issue the same. Each Stockholder shall have fifteen (15) days from the date of receipt of any such notice to agree to purchase up to the Stockholder's pro rata share of such New Securities for the price and upon the terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased.

                (c) In the event a Stockholder fails to exercise the right of first refusal within such fifteen (15) day period, the Company shall have ninety
(90) days thereafter to sell the New Securities respecting which the Stockholder's option was not exercised, at the price and upon terms no more favorable to the purchasers of such securities than specified in the Company's notice. In the event the Company has not sold the New Securities within said ninety (90) day period, the Company shall not thereafter issue or sell any New Securities, without first offering such securities to the Stockholders in the manner provided above.

            2.3 Observer Rights. As long as the "Series D Investors" collectively own not less than 727,500 shares of Series D Preferred Stock of the Company (or an equivalent amount of Common Stock issued upon conversion thereof), the Company shall invite a representative designated by the holders of a majority of the Registrable Securities held by such Series D Investors to attend all meetings of its Board of Directors in a nonvoting observer capacity (it being understood and the Company hereby agrees that such representative shall alternate between a representative of Hancock Venture Partners IV - Direct Fund L.P. and a representative of Pioneer Ventures Limited Partnership as such entities may from time to time determine). As long as MeriTech collectively owns not less than 333,334 shares of Series F Preferred Stock of the Company (or an equivalent amount of Common Stock issued upon conversion thereof), the Company shall invite a representative designated by MeriTech to attend all meetings of its Board of Directors in a nonvoting observer capacity. The Company shall provide to each representative copies of all notices, minutes, consents, and other materials that it provides to its directors; provided, however, that each representative shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and, provided further, that the Company reserves the right to withhold any information and to exclude a representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or would result in disclosure of trade secrets to such representative if such Investor or its representative is a direct competitor of the Company.

            2.4 Termination of Certain Covenants. The obligations of the Company under Sections 2.1, 2.2 and 2.3 hereof shall terminate and be of no further force or effect concurrent with the effectiveness of the Company's Initial Public Offering, or when the Company first becomes subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the 1934 Act, whichever event shall first occur.

            2.5 SBIC Information Rights. Promptly after written request made by any Investor that is a small business investment company (a "SBIC Investor") licensed under the Small Business Investment Act of 1958, as amended (the "SBIC Act"), the Company shall provide such information as such Investor may reasonably request to enable such Investor to comply with its recordkeeping, reporting, and other obligations under the SPIC Act and under the regulations of the Small Business Administration thereunder; provided, however, that the Company shall not be obligated pursuant to this Section 2.5 to provide access to any information that it reasonably considers to be a trade secret or similar confidential information; provided further that such Investor shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided. Notwithstanding anything to the contrary herein, the prior written consent of Pioneer Ventures Limited Partnership II (collectively, "Pioneer") shall be required, so long as Pioneer holds at least one (1) share of capital stock of the Company in order to effect any amendment or waiver of this Section 2.5. The Company shall complete, execute and deliver to each of the Investors who so request a Size Status Declaration on SBA Form 480, and a Non-Discrimination Certificate on SBA Form 652-D. If requested by an SBIC Investor, the Company shall permit representatives of the Small Business Administration access to the Company's records; provided, however, that the Company shall not be obligated pursuant to this Section 2.5 to provide access to any information that it reasonably considers to be a trade secret or similar confidential information.

         3. Miscellaneous.

            3.1 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

            3.2 Governing Law. This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

            3.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            3.4 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

            3.5 Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or five (5) days following deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by ten (10) days advance written notice to the other parties.

            3.6 Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

            3.7 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of at least a majority of the Registrable Securities then outstanding. Notwithstanding the foregoing, the rights granted to the Series D Investors and the Series F Investors, respectively, under Sections 2.1 and 2.3 may be amended only with the written consent of the holders of at least a majority of the Series D Preferred Stock and the Series F Preferred Stock, respectively, (or the Common Stock issued upon conversion thereof) then outstanding. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of the Registrable Securities, each future holder of the Registrable Securities, and the Company (whether or not such Holder is a party to or consents to such amendment or waiver).

            3.8 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

            3.9 Aggregation of Stock. All shares of Registrable Securities held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

            3.10 Entire Agreement; Amendment; Waiver. This Agreement and the Purchase Agreements constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

            3.11 Election of Director.

                 (a) Upon the closing of the Merger and for so long as the Holders of Series G Preferred and/or their transferees continue to hold more than 50% of the shares of Series G Preferred issued in the Merger, in any election of directors of the Company, the Investors shall each vote at any regular or special meeting of stockholders (or by written consent) such number of shares of voting capital stock then owned by them (or as to which they then have voting power) as may be necessary to elect one (1) member of the Board of Directors designated by the holders of a majority of the shares of Series G Preferred issued in the Merger, which designate shall initially be Andrew Busey.

                 (b) Section 3.11(a) shall terminate and be of no further force or effect upon (a) the consummation of the Company's sale of its Common Stock or other securities pursuant to a registration statement under the Securities Act of 1933, as amended, (other than a registration statement relating either to sale of securities to employees of the Company pursuant to its stock option, stock purchase or similar plan or a SEC Rule 145 transaction), or (b) ___________, 2009.

         IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors Rights Agreement as of the date first above written.



                                            COMPANY:

                                            QUINTUS CORPORATION

                                            By:
                                                ------------------------------
                                                Alan K. Anderson
                                                Chief Executive Officer

                             Address:       47212 Mission Falls Court
                                            Fremont, California 94539


                                            INVESTORS:

                                            Name:
                                                  ----------------------------

                                            By:
                                                ------------------------------
                                                (Signature)

                                            Address:
                                                    --------------------------

                                                    --------------------------


      SIGNATURE PAGE TO QUINTUS CORPORATION AMENDED AND RESTATED INVESTORS
                                RIGHTS AGREEMENT

                                   SCHEDULE A

                              SCHEDULE OF INVESTORS



DLJ Capital Corporation

Sprout Capital VI, L.P.

Sprout Capital VII, L.P.

DLJ ESC II, L.P.

The Sprout CEO Fund, L.P.

William Herman

Jeanne Wohlers

Beverly Powell

Paul H. Bartlett

Oak Investment Partners VI, Limited Partnership

Oak VI Affiliates Fund, Limited Partnership

MeriTech Capital Partners, L.P.

MeriTech Capital Affiliates L.P.

Hancock Venture Partners IV - Direct Fund L.P.

Ascent Venture Partners II, L.P.

Ascent Venture Partners, L.P.

Robert Shaw

Robert Hammer

Onset Enterprise Associates II, L.P.

General Electric Capital Corporation

GE Capital Equity Investments, Inc.

Vector Capital, L.P.

Sony Music Entertainment Inc.

Curly H Ventures, Ltd.

KECALP, Inc.

TEA Custodians (Westone) Limited

Rod MacDonald

Jim Sullivan

Ray Villeneuve

Dain Rauscher Wessels